Exhibit 4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statement (No. 333-237320) under Schedule B of the Asian Infrastructure Investment Bank of our reports dated April 3, 2020 relating to management’s assessment of the effectiveness of internal controls over financial reporting as at December 31, 2019, and our audit of the financial statements as at and for the year ended December 31, 2019, which appear in Exhibit 2 of the Asian Infrastructure Investment Bank’s Annual Report on Form 18-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers

Hong Kong

April 29, 2020